PRICING SUPPLEMENT NO. 1                                          Rule 424(b)(3)
DATED: August 13, 1997                                        File No. 333-31277
(To Prospectus dated August 13, 1997
and Prospectus Supplement dated August 13, 1997)

                                 $5,180,570,162
                         THE BEAR STEARNS COMPANIES INC.
                           MEDIUM-TERM NOTES, SERIES B
             WITH MINIMUM MATURITY OF NINE MONTHS FROM DATE OF ISSUE


Principal Amount: $26,000,000    Floating Rate Notes [_]  Book Entry Notes [x]

Original Issue Date: 9/08/97     Fixed Rate Notes [x]     Certificated Notes [_]

Maturity Date: 9/08/2017

Option to Extend Maturity:       No  [x]

                                 Yes [_]   Final Maturity Date:



                                                 Optional           Optional
                         Redemption              Repayment          Repayment
Redeemable On            Price(s)                Date(s)            Price(s)
-------------            --------                -------            --------

*                        N/A                     N/A                N/A


Applicable Only to Fixed Rate Notes:
------------------------------------

Interest Rate:  0.00%

Interest Payment Dates: **

Applicable Only to Floating Rate Notes:
---------------------------------------


Interest Rate Basis:                               Maximum Interest Rate:

[_]     Commercial Paper Rate                      Minimum Interest Rate:

[_]     Federal Funds Rate                         Interest Reset Date(s):

[_]     Treasury Rate                              Interest Reset Period:

[_]     LIBOR Reuters                              Interest Payment Date(s):

[_]     LIBOR Telerate

[_]     Prime Rate

[_]     CMT Rate

Initial Interest Rate:                             Interest Payment Period:


 Index Maturity:

 Spread (plus or minus):

---------------------------------------



NYFS04...:\25\22625\0122\1824\HHH8147K.140

* Commencing September 8, 1998 and on semi-annual dates thereafter, the Notes may be called, in whole but not in part, at varying prices (see Schedule A below) at the option of the Company on eight days' calendar notice.

**    At maturity or call.


The distribution of Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.



                                   SCHEDULE A
                                   ----------


Year 0:           19.4742%                      Year 10.5:        45.9720%
Year 1:           21.1342%                      Year 11:          47.8913%
Year 1.5          22.0166%                      Year 11.5:        49.8908%
Year 2:           22.9358%                      Year 12:          51.9737%
Year 2.5:         23.8934%                      Year 12.5:        54.1436%
Year 3:           24.8909%                      Year 13:          56.4041%
Year 3.5          25.9301%                      Year 13.5:        58.7590%
Year 4:           27.0127%                      Year 14:          61.2122%
Year 4.5:         28.1405%                      Year 14.5:        63.7678%
Year 5:           29.3153%                      Year 15:          66.4301%
Year 5.5:         30.5392%                      Year 15.5         69.2036%
Year 6:           31.8143%                      Year 16:          72.0928%
Year 6.5:         33.1425%                      Year 16.5:        75.1027%
Year 7:           34.5262%                      Year 17:          78.2382%
Year 7.5:         35.9677%                      Year 17.5:        81.5047%
Year 8:           37.4693%                      Year 18:          84.9075%
Year 8.5:         39.0337%                      Year 18.5:        88.4524%
Year 9:           40.6633%                      Year 19:          92.1453%
Year 9.5:         42.3610%                      Year 19.5:        95.9923%
Year 10:          44.1296%                      Year 20:          100.000%